UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 25, 2025

Lord Abbett Private Credit Fund S

(Exact name of Registrant as Specified in Its Charter)

DELAWARE	814-01843	99-5126353
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30 Hudson Street Jersey City, New Jersey	07302
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (888) 522-2388

N/A

(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On July 25, 2025 (the “Closing Date”), Lord Abbett PCF Financing S LLC (“Borrower”), a Delaware limited liability company that is a wholly-owned subsidiary of Lord Abbett Private Credit Fund S, a Delaware statutory trust (the “Company”), entered into a revolving credit facility (the “Revolving Credit Facility”) pursuant to Revolving Credit and Security Agreement (the “Credit Agreement”), by and among the Borrower, BNP Paribas (“BNP”), as administrative agent (the “Administrative Agent”), the Company, as equityholder and collateral manager, State Street Bank and Trust Company, as collateral administrator and as collateral agent and each of the lenders from time to time party thereto. Capitalized terms used and not otherwise defined herein shall have the meanings specified in the Credit Agreement. The Revolving Credit Facility provides for, among other things, borrowings in U.S. dollars or certain other permitted currencies in an initial aggregate amount of up to $250 million, subject to availability under the Borrowing Base, with an option for the Borrower to elect at one or more times, subject to certain conditions, to terminate or reduce the unused amount of the facility by at least $500,000 or by the remaining unused portion.

The revolving period during which the Borrower is permitted to borrow, repay and re-borrow advances will terminate on the last day of the Reinvestment Period, which terminates on the earlier of the date of the 36-month anniversary of the Closing Date or termination of commitments resulting from an event of default (the “Facility Termination Date”). Any amounts borrowed under the Revolving Credit Facility will mature, and all accrued and unpaid interest thereunder will be due and payable 24 months after the Facility Termination Date. Following the Facility Termination Date, the Borrower will be required to pay principal and interest amounts in accordance with the two-year schedule provided for in the Credit Agreement.

The Borrower may borrow amounts in U.S. dollars or certain other permitted currencies. Borrowings under the Revolving Credit Facility accrue interest at a rate per annum equal to the Base Rate plus an applicable margin of 2.00% during the Reinvestment Period and 2.50% following the Reinvestment Period. In addition, the Borrower will pay a non-usage fee that is determined based on the percentage of the Maximum Facility Amount that remains unused, as follows: any Unused Amount during the nine months following the Closing Date, the applicable non-usage fee is 0.50%; any Unused Amount following the nine-month anniversary of the Closing date, (i) if the Unused Amount is greater than or equal to 75% of the Maximum Facility Amount, the non-usage fee shall equal the Applicable Margin; (ii) if the Unused Amount is less than 75% but greater than or equal to 50% of the Maximum Facility Amount, the non-usage fee shall be 1.25%; (iii) if the Unused Amount is less than 50% but greater than or equal to 25% of the Maximum Facility Amount, the non-usage fee shall be 0.75%; and (iv) if the Unused Amount is less than 25% of the Maximum Facility Amount, the non-usage fee shall be 0.00%.

In connection with the Revolving Credit Facility, the Borrower and the Company have made certain representations and warranties and are required to comply with various covenants, reporting requirements and other customary requirements for similar facilities. In addition, the Borrower must comply with certain coverage tests at all times.

The Revolving Credit Facility contains events of default customary for similar financing transactions of this type. Upon the occurrence and during the continuation of an event of default, the Administrative Agent may exercise control rights over the Collateral, including terminating the collateral manager’s discretionary powers and requiring consent for modifications, actions, and dispositions of Collateral Loans, or directing the sale or disposition of Collateral Loans. During the continuation of an event of default, the Borrower may be required to pay interest at a default rate.

The Borrower’s obligations to the lenders under the Revolving Credit Facility are secured by a first priority security interest in the Collateral.

The foregoing description of the Revolving Credit Facility does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement attached hereto as Exhibit 10.1.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 of this current report on Form 8-K is hereby incorporated in this Item 2.03 by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

10.1	Revolving Credit and Security Agreement, dated July 25, 2025, by and among Lord Abbett PCF Financing S LLC, as borrower, BNP Paribas, as administrative agent, the Company, as equityholder and collateral manager, State Street Bank and Trust Company, as collateral administrator and as collateral agent, and each of the lenders from time to time party thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LORD ABBETT PRIVATE CREDIT FUND S

Date: July 28, 2025	By:	/s/ Salvatore Dona
	Name:	Salvatore Dona
	Title:	Chief Financial Officer